Exhibit 99.1
Approach Resources Inc. Reports First Quarter 2011 Results
Total Production Up 42% to 469 MBoe Over First Quarter 2010
Oil & NGL Production Increases 108% to 193 MBbls
Horizontal Wolfcamp Pilot Program Update
Borrowing Base Increase to $200 Million
     Fort Worth, Texas, May 4, 2011 — Approach Resources Inc. (NASDAQ: AREX) today reported financial and operating results for the first quarter of 2011. Highlights for first quarter 2011, compared to first quarter 2010, include:
•	Total production increased 42% to 469 MBoe (5.2 MBoe/d)

•	Oil and NGL production increased 108% to 193 MBbls

•	Revenues increased 53% to $20.2 million

•	Net income totaled $1.5 million, or $0.05 per diluted share

•	Adjusted net income (non-GAAP) totaled $1.2 million, or $0.04 per diluted share

•	EBITDAX (non-GAAP) increased 55% to $14 million, or $0.49 per diluted share
     Production for first quarter 2011 totaled 469 MBoe (5.2 MBoe/d), compared to 330 MBoe (3.7 MBoe/d) in first quarter 2010, a 42% increase. Oil and NGL production for first quarter 2011 increased 108% to 193 MBbls, compared to 93 MBbls produced in first quarter 2010. Compared to production for fourth quarter 2010, total production increased 8% and oil and NGL production increased 20%. Production for first quarter 2011 was 59% natural gas and 41% oil and NGLs, compared to 72% natural gas and 28% oil and NGLs in first quarter 2010. We expect oil and NGL production to continue to increase to approximately 55% of total production during 2011 due to continued development of the Wolffork oil shale resource play and processing gas in the southeast portion of Project Pangea, which began on April 1, 2011.
First Quarter 2011 Financial Results
     Net income for first quarter 2011 was $1.5 million, or $0.05 per diluted share, on revenues of $20.2 million. This compares to net income for first quarter 2010 of $3.6 million, or $0.17 per diluted share, on revenues of $13.2 million, which included a $5.1 million unrealized gain on commodity derivatives. The $7 million increase in revenues in the first quarter of 2011 is primarily attributable to an increase in oil and NGL production volumes ($7.6 million), partially offset by a decrease in natural gas prices ($600,000).
     First quarter 2011 net income included an unrealized loss on commodity derivatives of $149,000 and a gain on the sale of the Company’s assets in British Columbia of $488,000. Our carrying value related to our assets in British Columbia previously was written off as an impairment of unproved properties at year end 2009. Excluding these items and related income taxes, adjusted net income (non-GAAP) for first quarter 2011 was $1.2 million, or $0.04 per diluted share, compared to adjusted net income of $200,000, or $0.01 per diluted share, for first quarter 2010. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.

     Net income and adjusted net income were impacted by $4.6 million of exploration expense, of which $3.2 million was related to lease extensions in our core operating area in the Permian Basin that we elected to pay in the first quarter of 2011 ahead of the University of Texas Lease Sale in March 2011. The after-tax impact of the $3.2 million in exploration expense for these lease extensions was $2.1 million, or $0.07 per diluted share.
     EBITDAX (non-GAAP) for first quarter 2011 was $14 million, or $0.49 per diluted share, compared to $9 million, or $0.43 per diluted share, for first quarter 2010. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.
     Average realized prices for first quarter 2011, before the effect of commodity derivatives, were $4.30 per Mcf of natural gas, $90.67 per Bbl of oil and $48.04 per Bbl of NGLs, compared to $5.39 per Mcf of natural gas, $75.42 per Bbl of oil and $43.33 per Bbl of NGLs, for first quarter 2010. Our average realized price, including the effect of commodity derivatives, was $43.03 per Boe for first quarter 2011, compared to $40.02 per Boe for first quarter 2010.
     Lease operating expense (“LOE”) for first quarter 2011 was $2.6 million, or $5.64 per Boe, compared to $1.8 million, or $5.58 per Boe, in first quarter 2010. The increase in total LOE was primarily attributable to an increase in working interest in our core operating area in the Permian Basin, Project Pangea. During the first quarter of 2011, we acquired the remaining 38% working interest in the northwest area of Project Pangea (the “Working Interest Acquisition”), which increased our working interest to approximately 100%. We also experienced an increase in repair and maintenance expenses partially due to inclement winter weather in southwest Texas. Higher production volumes in first quarter 2011, however, resulted in consistent LOE per Boe, compared to first quarter 2010, and a slight decrease in LOE per Boe compared to fourth quarter 2010.
     Severance and production taxes for first quarter 2011 were $1.1 million, or $2.35 per Boe, compared to $694,000, or $2.10 per Boe, in first quarter 2010. Severance and production taxes were approximately 5.5% and 5.2% of oil, NGL and gas sales for first quarter 2011 and 2010, respectively. The increase in severance and production taxes was primarily due to the increase in oil, NGL and gas sales over first quarter 2010.
     Exploration expense for first quarter 2011 was $4.6 million, or $9.87 per Boe, compared to $1.5 million, or $4.52 per Boe, in first quarter 2010. Higher exploration expense for first quarter 2011 was primarily the result of the timing of lease extensions and expirations in Project Pangea. During first quarter 2011, we extended leases for an additional four years for approximately 9,200 acres in the northwest area of Project Pangea for $3.2 million, or approximately $350 per acre. As discussed above, we elected to pay the $3.2 million in first quarter 2011, ahead of the University of Texas Lease Sale that took place on March 30, 2011. The after-tax impact of the early lease extensions was $2.1 million, or $0.07 per diluted share. In addition, approximately 5,000 acres in the southeast area of Project Pangea expired during the first quarter of 2011, resulting in approximately $1.2 million of exploration expense. We expect to renew this acreage during second quarter 2011.
     General and administrative expense (“G&A”) for first quarter 2011 was $3.5 million, or $7.46 per Boe, compared to $2.5 million, or $7.60 per Boe, for first quarter 2010. The increase in G&A was principally due to higher salaries and benefits, share-based compensation, professional fees and data processing.

     Depletion, depreciation and amortization expense (“DD&A”) for first quarter 2011 was $6.1 million, or $12.90 per Boe, compared to $5.8 million, or $17.68 per Boe, for first quarter 2010. The decrease in DD&A per Boe was primarily attributable to an increase in estimated proved developed reserves, partially offset by an increase in production and capitalized costs over first quarter 2010.
     Capital expenditures during first quarter 2011 totaled $113.6 million, which included $26.8 million for exploration and development drilling, $70.2 million for the Working Interest Acquisition and $16.6 million for new acreage acquisitions. During first quarter 2011, we acquired approximately 17,600 net acres in Crockett and Schleicher Counties, Texas. Average cost for our total net acreage position in the Permian Basin is approximately $300 per acre, and we have a 100% working interest in substantially all of our acreage with an average net revenue interest of 76%.
Operations Update
     During the first quarter of 2011, we drilled a total of 17 gross (13.2 net) wells and completed 16 gross (10.7 net) wells, including five gross (3.5 net) wells that were waiting on completion at year end 2010. At March 31, 2011, six gross (six net) wells were waiting on completion. We currently have three rigs running in the Permian Basin, including one horizontal rig and two vertical rigs. During 2011, we plan to drill 11 horizontal wells targeting the Wolfcamp Shale, 19 vertical wells targeting the Wolffork and Canyon Sands and 26 vertical wells targeting the Canyon Sands, which we expect to complete in the Wolffork zones in 2012.
Horizontal Wolfcamp Pilot Program
     We recently completed our first horizontal pilot well targeting the Wolfcamp Shale. The Cinco Terry M 901H well flowed at a max rate of 171 Boe per day, consisting of 51 Bbls of oil, 61 Bbls of NGLs and 355 Mcf of gas (after shrink for NGL processing), from a 5,377-foot lateral, completed with a total of 15 stages. The well had a stabilized production rate of 166 Boe per day, consisting of 52 Bbls of oil, 58 Bbls of NGLs and 337 Mcf of gas (after shrink for NGL processing). The stabilized production rate represents the five-day average daily production after the well recovered approximately 35% of fracture stimulation fluids.
     We also recently completed the University 42 21 1H well with 21 stages. The University 42 21 1H, a 7,037-foot lateral, currently is flowing back fracture stimulation fluids. In addition, we recently finished drilling the Cinco Terry G 701H well. The Cinco Terry G 701H was drilled to a total lateral length of 7,609 feet. We expect to complete the well with approximately 24 stages during the second quarter of 2011. We have begun drilling our fourth horizontal well, the University 45 7 1H well. We expect to drill the well to a total lateral length of approximately 7,200 feet and complete the well with approximately 22 stages, also during the second quarter of 2011.
     We are in the early stage of our pilot program testing the Wolfcamp Shale with horizontal wells. We are encouraged by our initial results in the play, and we continue to increase our acreage position in the Permian Basin, which now totals approximately 134,500 net acres. We also continue to evaluate and refine our drilling and completion techniques, lateral length and completion stages in an effort to improve costs, production and ultimate recovery rates.

Financial Update
Credit Agreement and Liquidity
     At March 31, 2011, we had a $200 million revolving credit agreement with a $150 million borrowing base and $76.7 million outstanding. Our liquidity at March 31, 2011, was $74.2 million.
     On May 4, 2011, we entered into a tenth amendment to our credit agreement, which increases the borrowing base by $50 million to $200 million, based on our year-end 2010 proved reserves. The amendment to our credit agreement also raises the maximum total commitment to $300 million, lowers the applicable interest rate by 0.50%, extends the maturity date by two years to July 2014, raises the debt to EBITDAX ratio covenant to not more than 4 to 1, permits the issuance of up to $200 million in senior unsecured debt and adds a fifth bank, Royal Bank of Canada, to the lending group. Under the amended credit agreement, the issuance of senior unsecured debt would cause a reduction in borrowing base of 25% of the principal amount of such debt.
     Including the borrowing base increase, our liquidity was $124.2 million at March 31, 2011. See “Supplemental Non-GAAP Financial and Other Measures” below for our calculation of “liquidity.”
     We believe we have adequate liquidity from cash generated from operations and unused borrowing capacity under our revolving credit facility for current working capital needs and maintenance of our current drilling program. However, we may determine to access the public or private equity or debt markets for future development of reserves, acquisitions, expansion of our current drilling program, additional working capital or other liquidity needs, if such financing is available on acceptable terms. We cannot guarantee that financing will be available on acceptable terms or at all.
Commodity Derivatives Positions
     The following table summarizes our natural gas commodity derivative positions at March 31, 2011:

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Fixed
NYMEX — Henry Hub
Price swaps 2011	230,000	2,070,000	$4.86
Price call 2012	230,000	2,760,000	$6.00

WAHA basis differential
Basis swaps 2011	300,000	2,700,000	$(0.53)

     The following tables summarize our crude oil commodity derivative position and an additional natural gas commodity derivative position at April 30, 2011:

	Volume (Bbls)		$/Bbl
Period	Daily	Total	Floor	Ceiling
NYMEX — West Texas Intermediate
Collars May 2011 — December 2011	1,000	245,000	$100.00	$127.00

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Fixed
NYMEX — Henry Hub
Price swaps June 2011 — December 2011	200,000	1,400,000	$4.74
Conference Call Information
     The Company will host a conference call on Thursday, May 5, 2011, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss first quarter 2011 financial and operating results. To participate in the conference call, domestic participants should dial (866) 783-2144 and international participants should dial (857) 350-1603 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. A replay of the webcast will be available for one year on the Company’s website. An accompanying slide presentation also is available on the Company’s website.
     Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 134,500 net acres. The Company’s estimated proved reserves total 59.7 million barrels of oil equivalent, 52% oil and NGLs and 48% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the Company’s expected drilling program, capital expenditures and production and operating costs and expenses guidance. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
     For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on March 11, 2011.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended
	March 31,
	2011	2010
Revenues (in thousands)
Gas	$7,106	$7,682
Oil	8,024	3,555
NGLs	5,053	1,983

Total oil, NGL and gas sales	20,183	13,220

Realized gain on commodity derivatives	197	230

Total oil, NGL and gas sales including derivative impact	$20,380	$13,450

Production
Gas (MMcf)	1,652	1,424
Oil (MBbls)	88	47
NGLs (MBbls)	105	46

Total (MBoe)	469	330

Total (MBoe/d)	5.2	3.7

Average prices
Gas (per Mcf)	$4.30	$5.39
Oil (per Bbl)	90.67	75.42
NGLs (per Bbl)	48.04	43.33

Total (per Boe)	43.03	40.02

Realized gain on commodity derivatives (per Boe)	0.42	0.70

Total including derivative impact (per Boe)	$43.45	$40.72

Costs and expenses (per Boe)
Lease operating (1)	$5.64	$5.58
Severance and production taxes	2.35	2.10
Exploration	9.87	4.52
General and administrative	7.46	7.60
Depletion, depreciation and amortization	12.90	17.68

(1)	Lease operating expense per Boe includes ad valorem taxes.

APPROACH RESOURCES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per-share amounts)

	Three Months Ended
	March 31,
	2011	2010
REVENUES:
Oil, NGL and gas sales	$20,183	$13,220

EXPENSES:
Lease operating	2,647	1,840
Severance and production taxes	1,103	694
Exploration	4,628	1,490
General and administrative	3,500	2,509
Depletion, depreciation and amortization	6,052	5,835

Total expenses	17,930	12,368

OPERATING INCOME	2,253	852

OTHER:
Interest expense, net	(513)	(466)
Realized gain on commodity derivatives	197	230
Unrealized (loss) gain on commodity derivatives	(149)	5,095
Gain on sale of oil and gas properties	488	—

INCOME BEFORE INCOME TAX PROVISION	2,276	5,711
INCOME TAX PROVISION	812	2,148

NET INCOME	$1,464	$3,563

EARNINGS PER SHARE:
Basic	$0.05	$0.17

Diluted	$0.05	$0.17

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	28,293,654	20,996,202
Diluted	28,542,932	21,124,615

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	March 31,	December 31,
(in thousands)	2011	2010
Cash and cash equivalents	$1,255	$23,465
Other current assets	12,890	17,865
Property and equipment, net, successful efforts method	473,263	369,210
Other assets	2,491	2,549

Total assets	$489,899	$413,089

Current liabilities	$25,342	$29,240
Long-term debt	76,700	—
Other long-term liabilities	52,402	50,903
Stockholders’ equity	335,455	332,946

Total liabilities and stockholders’ equity	$489,899	$413,089

	Three Months Ended
Unaudited Consolidated Cash Flow Data	March 31,
(in thousands)	2011	2010
Net cash provided (used) by:
Operating activities	$14,394	$7,152
Investing activities	$(113,577)	$(14,041)
Financing activities	$76,968	$4,800
Effect of foreign currency translation	$5	$(1)
Supplemental Non-GAAP Financial and Other Measures
     This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.
Adjusted Net Income
     This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which exclude the following items:
(i)	Unrealized loss (gain) on commodity derivatives,

(ii)	Gain on sale of oil and gas properties, and

(iii)	Related income taxes.
     The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

     The following table provides a reconciliation of adjusted net income to net income for the three months ended March 31, 2011 and 2010, respectively (in thousands, except per-share amounts):

	Three Months Ended
	March 31,
	2011	2010
Net income	$1,464	$3,563
Adjustments for certain non-cash items:
Unrealized loss (gain) on commodity derivatives	149	(5,095)
Gain on sale of oil and gas properties	(488)	—
Related income tax effect	119	1,732

Adjusted net income	$1,244	$200

Adjusted net income per diluted share	$0.04	$0.01

EBITDAX
     We define EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized loss (gain) on commodity derivatives, (5) gain on sale of oil and gas properties, (6) interest expense and (7) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table provides a reconciliation of EBITDAX to net income for the three months ended March 31, 2011 and 2010, respectively (in thousands, except per-share amounts):

	Three Months Ended
	March 31,
	2011	2010
Net income	$1,464	$3,563
Exploration	4,628	1,490
Depletion, depreciation and amortization	6,052	5,835
Share-based compensation	835	580
Unrealized loss (gain) on commodity derivatives	149	(5,095)
Gain on sale of oil and gas properties	(488)	—
Interest expense, net	513	466
Income tax provision	812	2,148

EBITDAX	$13,965	$8,987

EBITDAX per diluted share	$0.49	$0.43

Liquidity
     Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year to year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The table below summarizes our liquidity position at March 31, 2011, and our liquidity position at March 31, 2011, reflecting the May 2011 borrowing base increase to $200 million from $150 million (dollars in thousands).

		Liquidity with
		Borrowing Base
	Liquidity at	Increase at
	March 31, 2011	March 31, 2011
Borrowing base	$150,000	$200,000
Cash and cash equivalents	1,255	1,255
Outstanding letters of credit	(350)	(350)
Long-term debt	(76,700)	(76,700)

Liquidity	$74,205	$124,205